March 6, 2018

As a condition of Niklas Lindstrom, an individual (“Consultant”), being retained as an independent contractor by The Meet Group, Inc., its subsidiaries, affiliates, successors or assigns (collectively, “Company”) (Consultant and Company each a “party” and collectively the “parties”), the parties agree (the “Agreement”) to the following:

1.    Scope of Duties and Compensation. Consultant will provide transitional assistance services as set forth on Exhibit A hereto and as otherwise agreed from time to time. Consultant shall perform all such services at a rate of $175 per hour. The parties anticipate that Consultant will work approximately 40 hours per week until June 30, 2018 and approximately five hours per week until from July 1, 2018 to December 31, 2018. Consultant is responsible for invoicing the Company for all hours worked. Consultant shall provide all services in a professional and diligent manner, using the highest level of expertise and experience. This Agreement will terminate on December 31, 2018, provided however that either party may terminate this Agreement at any time upon written notice. Upon any such termination, Company shall be obligated to pay only for time spent by Consultant in performing services accepted by Company through the date of termination.

2.    Independent Contractor Status.

2.1 The parties expressly intend, acknowledge and agree that during the entire term of this Agreement Consultant is acting as an independent contractor to Company, and is not an agent, partner, affiliate, joint venturer or principal of Company. Nothing in this Agreement shall be construed to create a partnership, joint venture, or employment relationship between Company and Consultant. Consultant shall not be entitled to any of the rights and/or benefits normally made available to the employees of Company, including those rights to disability or unemployment insurance, workers compensation, medical insurance, sick leave, or any other employment benefit. Consultant shall not be entitled or eligible to participate in any benefits or privileges given or extended by Company, or its employees, for purposes of Federal or State withholding taxes, F.I.C.A. taxes and unemployment benefits, workers’ compensation or otherwise, and Consultant will make all required F.I.C.A. and unemployment contributions due on behalf of itself hereunder. Consultant acknowledges and agrees that its status with Company may be terminated at any time, for any reason, at the sole option of Company, with or without notice.
2.2      Neither party to this Agreement may act as the legal representative or agent of the other, and neither party shall have any authority to enter into any contract or otherwise create or assume any obligation of any kind, express or implied, on behalf of the other party without its express prior written consent. Consultant shall not make any representation, warranty or guaranty on behalf of Company in performance of the Services provided for under this Agreement

3.    Confidential Information.

3.1    Company Information. Consultant shall at all times during which it is retained by Company and thereafter, hold in strictest confidence, and not use, except for the benefit of Company, or to disclose to any person, firm or corporation without written authorization of Company, any Confidential Information of Company.

Confidential & Proprietary

“Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of Company on whom Consultant called or with whom it became acquainted during the period of time Consultant is retained by Company), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to it by Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Consultant, or of others who were under confidentiality obligations as to the item or items involved. Consultant understands that he is herein notified that this Agreement is entered into pursuant to the United States Federal Trade Secrets law. In addition to other provisions, federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances.  Specifically, Consultant understands that federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (A) Where the disclosure is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Consultant has been further notified and understands that federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

3.2    Third Party Information. Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out its work for Company consistent with Company’s agreement with such third party.

4.    Inventions.

4.1    Assignment of Inventions to Company. Consultant shall promptly make full written disclosure to Company, will hold in trust for the sole right and benefit of Company, and hereby assigns to Company, or its designee, all of Consultant’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or causes to be conceived or developed or reduced to practice, during the course of its performance under this Agreement, including without limitation all changes, enhancements and other modifications made to or derivative works made from any items owned by Consultant (collectively, “Inventions”). In addition to the foregoing, Consultant acknowledges and agrees that all original works of authorship which are made by it (solely or jointly with others) during the course of its performance under this Agreement and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act. To the extent that title to any such works may not by operation of law, vest in Company or such works are held not to be works made for hire, Consultant hereby irrevocably assigns the sole right, title and interest in such works and Consultant’s copyright therein to Company. Consultant agrees that all Inventions which she makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during her service relationship with Company will be the sole property of Company to the maximum extent permitted by Section 2870 of the California Labor Code, if applicable, or any like statute of any other state. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable. This assignment will not extend to Inventions, the assignment of which is prohibited by California Labor Code Section 2870.
4.2     Ownership. Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions. Consultant hereby assigns to Company any and all rights, title and interest she may have or acquire in such Inventions. If in the course of Consultant’s service with Company she incorporates into a Company product, process, machine or other deliverable a prior invention owned, controlled or licensable by Consultant or in which she has an interest, Company is hereby granted and will have a nonexclusive, royalty-free, fully paid up, irrevocable, perpetual, sublicensable, transferable, worldwide license under all intellectual property rights in and to such prior invention to

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make, have made, modify, use, market, sell, offer to sell, import, distribute, make derivative works of, and otherwise exploit any product or offer any service.

4.3     Maintenance of Records. Consultant agrees to perform, during and after her service to Company, all acts deemed necessary or desirable by Company to permit and assist it, at Company’s expense, in further evidencing and perfecting the assignments made to Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements thereto in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents, her agents and attorney-in-fact to act for and on her behalf and instead of her, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this subsection, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by her.

4.4    Assignment and Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby waives such Moral Rights in any work created under this Agreement, consent to any action of Company that would violate such Moral Rights in any work created under this Agreement in the absence of such consent and agree as to any work created under this Agreement not to pursue any claims against Company arising from or related to any Moral Rights in any work created under this Agreement. Consultant shall confirm any such assignments, waivers and consents in writing from time to time as requested by Company even after Consultant’s service relationship with Company has ended.

5.    Conflicting Engagement. Consultant agrees that, during the period of time that Consultant is retained by Company, and for a period of three (3) months thereafter, Consultant shall not, without the prior written consent of Company, engage in any other employment, occupation, consulting or other business activity that competes with Company’s business.

6.    Returning Company Materials. Consultant agrees that, at the time its service for Company terminates, or earlier at Company’s discretion, it will deliver to Company (and will not keep in its possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items (“Company Materials”) developed by it pursuant to its service for Company or otherwise belonging to Company.

7.    Non-Solicitation. During the period of its relationship with Company and for a period of twelve (12) months immediately following the termination thereof for any reason, whether with or without cause, Consultant shall not either directly or indirectly solicit, induce, recruit or encourage any of Company’s employees, contractors, temporary labor, and other third-party service providers (“workers”) to leave their employment, or take away such workers, or attempt to solicit, induce, recruit, encourage or take away workers of Company, either for itself or for any other person or entity.

8.     Non-Disparagement. Consultant shall not disparage, criticize, defame, discuss or otherwise speak of or communicate about Company, its affiliates, business or employees in a negative, critical or harmful manner. This obligation extends to all statements, written or oral, and whether intended to be public or private.

9.    Representations. Consultant agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Consultant represents that this Agreement and Consultant’s performance of all the terms of this Agreement will not breach any non-compete or similar agreement or any agreement to keep in confidence proprietary information acquired by it in confidence or in trust. Consultant has not entered into, and shall not enter into, any oral or written agreement in conflict herewith. Consultant hereby represents and warrants to Company that all individuals supplied to Company or otherwise performing under this Agreement are employees of Consultant and bound by written agreements with Consultant to observe and perform each of the terms of this Agreement.

10.    Equitable Relief. Consultant acknowledges and agrees that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants set forth in Sections 3 (Confidential Information), 4 (Inventions), 5 (Conflicting Engagements), 6 (Returning Company Documents), 7 (Non-Solicitation) and 8 (Non-Disparagement) herein. Accordingly, Consultant agrees that if it breaches any of such Sections, Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent

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jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Consultant further acknowledges and agrees that no bond or other security shall be required in obtaining such equitable relief and it hereby consents to the issuance of such injunction and to the ordering of specific performance.

11.    Indemnity. Consultant agrees to indemnify, defend and hold harmless Company and its respective affiliates from and against all claims, losses, liabilities, damages and expenses (including, without limitation, attorneys’ fees) based upon, incurred in connection with, or otherwise arising out of (i) any matter or dispute respecting the assignment, ownership or status of the Inventions or prior inventions defined in Section 4 hereof, (ii) bodily injury (including death) or property damages (including damages to intellectual and intangible property) when and to the extent such injury (including death) or property damage occur as a result of the negligent acts of Consultant’s employee or (iii) any claim related to wrongful termination, Title VII, age discrimination or other employment claim made by or on behalf of Consultant.

12.    General Provisions.

12.1    Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the internal laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of laws. All actions hereunder or related hereto, regardless of theory or claim, shall be brought and tried solely and exclusively in the state and federal courts located in San Francisco, California and Consultant hereby expressly consents to the exclusive personal jurisdiction thereof.

12.2    Entire Agreement. This Agreement sets forth the entire agreement and understanding between Consultant and Company relating to the subject matter hereof and merges all prior discussions between them. This Agreement does not affect any prior agreement between the parties or between Consultant and Company. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged. Any subsequent change or changes in Consultant’s duties, salary or compensation shall not affect the validity or scope of this Agreement.

12.3    Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
12.4    Assignment. Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that a party’s change of control shall not constitute an assignment if the party or such party’s successor retains or assumes all obligations and liabilities of such party hereunder, thereby relieving the party of further obligations from and after the date hereof, whether by operation of law or otherwise. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

12.5    Successors and Assigns. This Agreement will be binding upon Consultant’s executors, administrators and other legal representatives and will be for the benefit of Company, its successors, and its assigns.

12.6    Execution and Delivery. This Agreement may be executed and delivered either originally or by facsimile transmission, and in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

12.7    Survival. Sections 3 (Confidentiality), 4 (Inventions), 5 (Conflicting Engagement), 6 (Returning Company Documents), 7 (Non-Solicitation), 8 (Non-Disparagement), 10 (Equitable Relief), 11 (Indemnity), and 12 (General Provisions) shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed this Agreement as of the date first set forth above.

THE MEET GROUP, INC.

By: ___/s/ Frederic Beckley___________________________	__/s/ Niklas Lindstrom___________________________
Frederic Beckley                      Niklas Lindstrom
General Counsel & EVP Business Affairs

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